Exhibit 99.1

Contacts:	Brian W. Bethers	Robert G. Hunter
	President and CFO	Vice President, Finance
	1-800 CONTACTS, INC.	1-800 CONTACTS, INC.
	(801) 924-9800	(801) 924-9800
	investors@contacts.com	investors@contacts.com

For Immediate Release

1-800 CONTACTS Announces Fourth Quarter and Fiscal Year 2004 Results

DRAPER, Utah, March 8, 2005 /PRNewswire-FirstCall/ — 1-800 CONTACTS, INC. (Nasdaq: CTAC), today reported results for its fourth quarter and fiscal year 2004 ended January 1, 2005.

Consolidated net sales for the fourth quarter ended January 1, 2005 were $54.0 million, compared to $45.9 million for the comparable quarter of the prior year, an 18% increase.  For the fourth quarter of fiscal 2004, the Company reported consolidated net income of $1.4 million, or $0.10 per diluted common share, compared to a consolidated net loss of $(0.9) million, or $(0.07) per diluted common share for the fourth quarter of fiscal 2003.  The Company’s fiscal year is a 52 or 53 week period ending on the Saturday nearest to December 31.  The fourth quarter of fiscal 2004 consisted of 13 weeks compared to 14 weeks for the same quarter of the prior year.

“In fiscal 2004, we expanded our manufacturing capacity and our product offerings through the acquisition of VisionTec, validated the value of our manufacturing operations and intellectual property by entering into a license agreement with Japan’s largest independent contact lens manufacturer, saw the implementation of The Fairness to Contact Lens Consumers Act (FCLCA), and realized significant improvement in the financial results of our US retail business,” said Jonathan Coon, Chief Executive Officer.

For the fiscal year ended January 1, 2005, consolidated net sales were $211.7 million, compared to $187.3 million for the prior year, a 13% increase.  The Company reported a consolidated net loss of $(0.6) million, or $(0.05) per diluted common share, for fiscal

2004, compared to a consolidated net loss of $(1.4) million, or $(0.11) per diluted common share for fiscal 2003.  Net sales and operating income for the Company’s US retail business for fiscal 2004 were $204.4 million and $11.6 million, respectively, compared to net sales of $181.3 million and operating income of $3.7 million for fiscal 2003.  Net sales and operating loss for ClearLab, the Company’s international manufacturing business, for fiscal 2004 were $7.3 million and $(8.2) million, respectively, compared to net sales of $6.0 million and an operating loss of $(2.1) million for fiscal 2003.

Consolidated advertising expenses for the fourth quarter of fiscal 2004 were $4.6 million compared to $5.6 million for the comparable quarter of the prior year.  Consolidated legal and professional expenses for the fourth quarter of fiscal 2004 were $1.4 million, remaining constant with the amount for the comparable quarter of the prior year and increasing $0.4 million from the third quarter of fiscal 2004.

For the fourth quarter of fiscal 2004, net sales and operating loss for ClearLab were $2.7 million and $(2.7) million, respectively.  This compares to net sales of $1.3 million and an operating loss of $(0.5) million for the fourth quarter of fiscal 2003 and net sales of $1.9 million and an operating loss of $(2.1) million for the third quarter of fiscal 2004.

Net sales and operating income for the Company’s US retail business for the fourth quarter ended January 1, 2005 were $51.3 million and $5.7 million, respectively.  This compares to net sales of $44.6 million and an operating loss of $(0.3) million for the fourth quarter ended January 3, 2004.

During the fourth quarter of fiscal 2004, the US retail business incurred operating expenses - excluding advertising, legal and professional, and research and development - of $9.8 million, or 19.0% of net sales, compared to $8.9 million, or 20.0% of net sales for the fourth quarter of fiscal 2003.

Brian Bethers, President and Chief Financial Officer, said, “During the quarter, we continued to see improvement in our financial results for our US retail business.   Net sales in our US retail business increased $6.6 million from the same quarter in the prior year.  Our US retail operating income increased $6.0 million from a fourth quarter 2003 loss of $(0.3) million to $5.7 million for the fourth quarter of fiscal 2004.”

Mr. Coon added, “However, as encouraging as these results have been, recent events leave us faced with a familiar challenge.  We made the decision in December to suspend sales of a doctor exclusive brand which we believe would have represented approximately 3% of our 2005 sales.  We are unable to obtain sufficient quantities of this lens from anyone other than the manufacturer, who refuses to sell us these lenses and continues to promote a restrictive distribution policy.”

“Although three of the four largest contact lens manufacturers entered into a settlement agreement with 33 state attorneys general to end exclusive dealing with prescribers, the remaining manufacturer is not bound by the terms of these agreements and continues to offer exclusive deals for certain lenses to prescribers and retailers affiliated with prescribers.”

“Doctor exclusive brands undermine the ability of consumers to purchase contact lenses from the retailer of their choice.  We are evaluating different ways to address this issue.  In the meantime, the combination of lost sales, overpayment for doctor exclusive and private label lenses, and increased legal expenses will cost the Company an estimated $8 million in potential profits in fiscal 2005.  We cannot predict when this issue will be settled.”

Based on the above, the Company expects to achieve US retail net sales in the range of $220 million to $230 million and US retail operating income of $17 million to $20 million in fiscal 2005.  For the first quarter of fiscal 2005, the Company expects to achieve approximately $54 million in net sales with operating income of approximately

$3.5 million.  The Company plans to spend approximately $6.5 million on advertising during the first quarter and $23 million to $25 million during fiscal 2005.

Mr. Bethers commented, “During the quarter, ClearLab increased its level of research and development spending and continued expansion of its daily manufacturing capacity.  We have been pleased with the market demand for ClearLab products. We are expecting fiscal 2005 revenues for ClearLab in the range of $18 million to $23 million.  This includes an estimate of $3 million to $4 million in revenue from the license agreement that we reached during December 2004.   We expect ClearLab to be close to break-even operating income for 2005 as we increase sales volume and leverage our cost structure.  We will continue to invest in capacity expansion during 2005 and in research and development to develop new products.  For the first quarter of fiscal 2005, we are projecting ClearLab revenue of approximately $4.0 million, which includes license fees of $0.8 million to $1.0 million, and an operating loss of approximately $(2.0) million.”

Mr. Coon continued, “Our vision is to partner with optical retailers and eye doctors to build a seamless experience for consumers that includes exams as well as in-store, phone, and online service. We have developed a new brand, ‘1-800 eyedoctor,’ and have partnered with a small regional optical chain in Utah to test this seamless customer service model.  Our partner is a family owned business with 17 optical retail stores in Utah, a recognized brand, and 10% local market share – equal to that of the largest national chains. Under the terms of the agreement signed in October, we have combined our contact lens business in Utah and began jointly serving these customers in December.”

“We are pleased with the initial results.  More than one third of all contact lenses sold at our partner’s retail stores are now ClearLab products.  In addition, we have worked with our partner’s management team and associates to improve the way contact lenses are merchandised and marketed in the store.  In the few months we have been working together, contact lens sales at their 17 stores have grown approximately 30%.  This initial partnership demonstrates that the combination of our phone and web expertise, vertical integration, and retail optical stores can create substantial value for our retail partner, our customers, and our company.”

“Our referral agreement with Cole National, which was acquired by Luxottica, expires at the end of this month.  At this time, we have not decided whether or not to renew this agreement.  We have had discussions with Luxottica as well as various other parties regarding how we might work together to improve their contact lens business.  Our goal is to expand on our initial partnership to create a seamless experience for consumers nationwide.”

1-800 CONTACTS offers consumers an attractive alternative for obtaining replacement contact lenses in terms of convenience, price and speed of delivery. Through its easy-to-remember, toll-free telephone number, “1-800 CONTACTS” (1-800-266-8228), and its Internet web site, www.contacts.com, the Company sells almost all of the popular brands of contact lenses. 1-800 CONTACTS offers products at competitive prices, while delivering a high level of customer service.

ClearLab develops and manufactures a wide range of disposable contact lens products and distributes these lenses in international markets.  More information about ClearLab can be found at its website, www.clearlab.com.

This news release contains forward-looking statements about the Company’s future business prospects. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. Factors that may cause future results to differ materially from the Company’s current expectations include, among others: general economic conditions, the health of the contact lens industry, inventory acquisition and management, manufacturing operations, governmental regulations, integrations and growth of the Company’s acquisitions into its business, exchange rate fluctuations, advertising spending and effectiveness, the length of time required for completion of the Company’s obligations under the Japanese license agreement, the ability to complete the milestones under the Japanese license agreement, the amount of license fees and royalties that will ultimately be received under the Japanese license agreement, unanticipated costs and expected benefits associated with the Japanese license agreement and the Company’s supply agreements and related arrangements, development of a nationwide retail optical store network, research and development initiatives, prescription verification requirements of The Fairness to Contact Lens Consumers Act, and other regulatory considerations.  Information on the Company’s websites shall not be deemed to be part of this press release.

1-800 CONTACTS, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended		Year Ended
	January 3, 2004	January 1, 2005	January 3, 2004	January 1, 2005
NET SALES	$45,887	$53,965	$187,303	$211,678
COST OF GOODS SOLD	28,244	32,602	116,873	129,742
Gross profit	17,643	21,363	70,430	81,936
OPERATING EXPENSES:
Advertising	5,640	4,589	20,191	27,161
Legal and professional	1,375	1,389	6,352	5,596
Research and development	1,848	1,075	4,625	2,977
Purchased in-process research and development	—	—	—	83
Other operating	9,546	11,281	37,615	42,718
Total operating expenses	18,409	18,334	68,783	78,535
INCOME (LOSS) FROM OPERATIONS	(766)	3,029	1,647	3,401
OTHER INCOME (EXPENSE), net	(183)	552	(1,167)	(719)
INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	(949)	3,581	480	2,682
BENEFIT (PROVISION) FOR INCOME TAXES	67	(2,196)	(1,918)	(3,298)
NET INCOME (LOSS)	$(882)	$1,385	$(1,438)	$(616)

PER SHARE INFORMATION:
Basic and diluted net income (loss) per common share	$(0.07)	$0.10	$(0.11)	$(0.05)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	13,109	13,295	12,696	13,269
Diluted	13,109	13,445	12,696	13,269

OTHER DATA:
Depreciation	$880	$1,177	$3,180	$4,132
Amortization	880	1,115	3,197	3,790
Total depreciation and amortization	$1,760	$2,292	$6,377	$7,922
Depreciation and amortization included in the following captions:
Cost of goods sold	$344	$729	$1,258	$2,562
Research and development	9	27	17	88
Other operating	1,407	1,536	5,102	5,272
Total depreciation and amortization	$1,760	$2,292	$6,377	$7,922

SEGMENT INFORMATION:

	Quarter Ended
	January 3, 2004			January 1, 2005
	U.S. Retail	International	Total	U.S. Retail	International	Total
Net sales	$44,576	$1,311	$45,887	$51,247	$2,718	$53,965
Gross profit	17,194	449	17,643	21,197	166	21,363
Research and development	1,681	167	1,848	—	1,075	1,075
Other operating expense	8,903	642	9,545	9,756	1,525	11,281
Income (loss) from operations	(287)	(479)	(766)	5,723	(2,694)	3,029

	Year Ended
	January 3, 2004			January 1, 2005
	U.S. Retail	International	Total	U.S. Retail	International	Total
Net sales	$181,331	$5,972	$187,303	$204,406	$7,272	$211,678
Gross profit (loss)	68,178	2,252	70,430	82,187	(251)	81,936
Research and development	4,208	417	4,625	536	2,441	2,977
Purchased in-process research and development	—	—	—	—	83	83
Other operating expense	34,120	3,494	37,614	38,032	4,686	42,718
Income (loss) from operations	3,701	(2,054)	1,647	11,588	(8,187)	3,401

1-800 CONTACTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

(in thousands)

(unaudited)

	January 3, 2004	January 1, 2005
ASSETS
CURRENT ASSETS:
Cash	$1,075	$3,105
Accounts receivable, net	944	3,205
Inventories, net	24,127	22,206
Prepaid income taxes	797	—
Deferred income taxes	548	1,328
Other current assets	1,752	3,917
Total current assets	29,243	33,761
PROPERTY, PLANT AND EQUIPMENT, net	13,183	20,618
DEFERRED INCOME TAXES	710	720
GOODWILL	33,853	34,320
DEFINITE-LIVED INTANGIBLE ASSETS, net	9,207	17,897
OTHER ASSETS	735	1,669
Total assets	$86,931	$108,985

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$3,381	$1,632
Current portion of capital lease obligations	191	47
Accounts payable and accrued liabilities	13,405	22,125
Total current liabilities	16,977	23,804
LONG-TERM LIABILITIES:
Line of credit	—	14,404
Long-term debt, less current portion	14,683	8,170
Capital lease obligations, less current portion	64	98
Deferred income tax liabilities	—	1,458
Other long-term liabilities	—	2,547
Total long-term liabilities	14,747	26,677
STOCKHOLDERS’ EQUITY	55,207	58,504
Total liabilities and stockholders’ equity	$86,931	$108,985